UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 28, 2024

DIGIMARC CORPORATION

(Exact name of registrant as specified in its charter)

Oregon	001-34108	26-2828185
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

8500 SW Creekside Place, Beaverton Oregon 97008

(Address of principal executive offices) (Zip Code)

(503) 469-4800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, $0.001 Par Value Per Share	DMRC	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act (17 CFR 230.405) or Rule 12b-2 of the Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 28, 2024, Milena Alberti-Perez informed Digimarc Corporation (the “Company”) and its Board of Directors (the “Board”) of her decision to resign as a member of the Board, effective immediately. Ms. Alberti-Perez’s decision to resign was not due to any disagreement with the Company on any matter relating to its operations, policies or practices.

On September 30, 2024, the Board elected Sheila Cheston and Dana Mcilwain, effective October 1, 2024, to fill the vacancies on the Board created by the resignation of Ms. Alberti-Perez and the resignation of Alicia Syrett in April 2024. Ms. Cheston and Mr. Mcilwain will serve until the next annual meeting of the Company’s shareholders, at which time the Board intends to nominate them for election by the Company’s shareholders. The Company appointed Ms. Cheston to the Board’s Audit Committee, Governance, Nominating, and Sustainability Committee and Compensation and Talent Management Committee, each effective October 1, 2024. The Company also appointed Mr. Mcilwain to the Board’s Audit Committee and Governance, Nominating, and Sustainability Committee, each effective October 1, 2024.

As non-employee directors of the Company, Ms. Cheston and Mr. Mcilwain will be compensated according to the Company’s non-employee director compensation practices, which are described under the heading “Director Compensation” in the Company’s proxy statement for its 2024 annual meeting of shareholders, which was filed with the U.S. Securities and Exchange Commission on April 24, 2024. This compensation consists in part of an annual retainer for service on the Board in the amount of $50,000, which is paid quarterly in arrears. Mr. Mcilwain has elected to receive half of his cash retainer in shares of common stock of the Company, instead of in cash, where the value of the issued shares will be equal to half of his cash retainer payment and will be issued on the same date as the remainder of such quarterly payments are made in cash.

Additionally, effective upon their election, Ms. Cheston and Mr. Mcilwain were each automatically granted an initial award of shares of restricted common stock of the Company having an aggregate value of approximately $200,000 per director. These shares vest over the three-year period commencing on the date of grant, with 1/3 of the shares vesting on each of the first three anniversaries of the date of grant. Ms. Cheston and Mr. Mcilwain were also each automatically granted a prorated annual award of shares of restricted common stock of the Company having an aggregate value of approximately $68,000 per director that will vest on the anniversary of the grant date, or immediately prior to the next annual meeting of shareholders that occurs prior to such first anniversary, but at least 50 weeks after the prior year’s annual meeting of shareholders. In addition, the Company will enter into an indemnification agreement with each of Ms. Cheston and Mr. Mcilwain in the same form as previously entered into by the Company with its other non-employee directors.

Sheila Cheston is an accomplished legal and business leader with over 30 years of experience across multinational corporations and the U.S. government. Most recently, she served as Corporate Vice President and General Counsel of Northrop Grumman Corporation, where she retired in December 2023 after 13 years of service. In this role, Ms. Cheston was responsible for overseeing the legal department and the offices of the Corporate Secretary and Chief Compliance Officer, while also advising on key areas such as global strategy, capital allocation, mergers and acquisitions, human capital management, investor relations, and government relations. Prior to joining Northrop Grumman, Ms. Cheston held senior positions at BAE Systems, Inc., including Executive Vice President and Board Director. Ms. Cheston also has extensive government experience, having served as General Counsel of the U.S. Air Force, acting Undersecretary of the Air Force, and Special Associate Counsel to the President of the United States. Ms. Cheston received her undergraduate degree from Dartmouth College and law degree from Columbia Law School.

Dana Mcilwain is a seasoned executive with a proven track record of driving growth and leading successful technology transformations. Mr. Mcilwain recently retired from PricewaterhouseCoopers (“PwC”) after more than 35 years of service, most recently serving as PwC’s Chief Administrative Officer (“CAO”) and Network Operations Leader. In this role, Mr. Mcilwain guided the firm through complex operational matters and large-scale technology transformations. His leadership at PwC was marked by strategic vision and expertise in managing critical operations, finance, investments, human capital, and digital transformation initiatives. Before his role as CAO, Mr. Mcilwain served as PwC’s Vice Chairman and U.S. Services Leader, overseeing expansion that led to triple revenue growth and included the successful execution of 12 acquisitions. Mr. Mcilwain is a Certified Public Accountant with a Bachelor of Science in Management from Tulane University.

Item 7.01.	Regulation FD Disclosure.

On October 1, 2024, the Company issued a press release announcing the election of Ms. Cheston and Mr. Mcilwain as directors of the Company. The press release is attached to this report as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

99.1	Press Release issued by the Company, dated October 1, 2024

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 3, 2024

By:	/s/ George Karamanos
George Karamanos
Executive Vice President, Chief Legal Officer and Secretary